EXHIBIT 99.7 - PRESS RELEASE ISSUED NOVEMBER 17, 1998

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

        EST ANNOUNCES 3rd QUARTER 1998 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 17, 1998 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 1998.

EST reported sales for the third quarter 1998 in the amount of $250,562 compared to $366,869 for the same quarter in 1997. Net income was $9,817, or $0.002 per share, compared with net income of $70,995, or $0.01 per share, for the third quarter of 1997. For the nine month period, EST reported net income of $82,093 or $0.01 per share on sales of $967,678 compared with net income of $93,691 or $0.02 per share on sales of $913,763 for the same period in 1997.

               Selected Statement of Operations Information
                               (Unaudited)
                              Three Months Ended          Nine Months Ended
                            Sept 30        Sept 30       Sept 30     Sept 30
                              1998           1997          1998        1997
                            --------       --------      --------    --------
Sales                      $  250,562     $  366,869    $  967,678  $  913,763
Net income before tax          14,874        107,567       124,384     141,956
Net Income                      9,817         70,995        82,093      93,691
Weighted average common
     shares outstanding     5,567,612      5,480,843     5,567,612   5,480,843
Basic Earnings per Share   $    0.002           0.01    $     0.01        0.02
Diluted Earnings per Share $    0.002           0.01    $     0.01        0.02

                    Selected Balance Sheet Information
                               (Unaudited)

                                                Sept 30    December 31
                                                   1998           1997
                                               --------    -----------
Cash and cash equivalents                     $1,485,478     $1,466,760
Total current assets                           2,082,364      2,065,479
Property & equipment (net)                       120,315        132,924
Total assets                                   2,234,403      2,205,811
Total current liabilities                         73,248         77,213
Long-term debt                                       -0-            -0-
Stockholders' equity                           2,161,155      2,128,598

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.

Contact EST for more details.
                              www.esteem.com

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.